As filed with the Securities and Exchange Commission on February 4, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ReTo Eco-Solutions, Inc.

(Exact name of registrant as specified in its charter)

British Virgin Islands	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

X-702, 60 Anli Road, Chaoyang District Beijing, People’s Republic of China	100101
(Address of Principal Executive Offices)	(Zip Code)

ReTo Eco-Solutions, Inc. 2022 Share Incentive Plan
(Full Title of the Plan)

Vcorp Agent Services, Inc.

25 Robert Pitt Dr., Suite 204

Monsey, New York 10952

(Name and address of agent for service)

Tel: (888) 528-2677

(Telephone number, including area code, of agent for service)

With copies to:

Wei Wang, Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas, 11th Floor New York, NY 10105 Phone: (212) 370-1300 Fax: (212) 370-7889

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, anon-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934 (the “Exchange Act”).

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (the “Registration Statement”) is being filed by ReTo Eco-Solutions, Inc., a British Virgin Islands business company, registered in the British Virgin Islands with company number 1885527 (the “Company”, “we”, “us”, “our” or similar terminology) relating to an aggregate of 454,399 class A shares, no par value (the “Class A Shares”), as a result of the share reserve increase and the automatic semi-annual increase of share reserve under ReTo Eco-Solutions, Inc. 2022 Share Incentive Plan, as amended at the Company’s 2025 Annual General Meeting of Shareholders held on December 23, 2025 (the “2022 Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*	The document(s) containing the information specified in this Part I of Registration Statement will be sent or given to participants in the 2022 Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the SEC either as part of this Registration Statement or as a prospectus or prospectus supplements pursuant to Rule 424. The documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, when taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Securities and Exchange Commission (the “SEC”) maintains a website (www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including the Company. The following documents filed or furnished by the Company with the SEC are incorporated herein by reference:

●	our 2024 Annual Report on Form 20-F for the fiscal year ended December 31, 2024 filed with the SEC on May 9, 2025;

●	our Reports of Foreign Private Issuer on Form 6-K furnished to the SEC on December 29, 2025, November 21, 2025, November 13, 2025, October 30, 2025, October 24, 2025, October 17, 2025, June 23, 2025, May 30, 2025 and May 13, 2025, and Form 6-K/A furnished to the SEC on July 31, 2025 and July 11, 2025, including all the exhibits thereto;

●	the description of the Company’s shares contained in the Form 8-A12B, filed with the SEC on November 28, 2017, and any further amendment or report filed hereafter for the purpose of updating such description; and

●	with respect to each offering of the securities under this prospectus, all our subsequent annual reports on Form 20-F and any report on Form 6-K that indicates that it is being incorporated by reference that we file or furnish with the SEC on or after the date on which the registration statement is first filed with the SEC and until the termination or completion of the offering by means of this prospectus.

Except to the extent such information is deemed furnished and not filed pursuant to securities laws and regulations, all documents that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and, to the extent specifically designated therein, reports on Form 6-K furnished by the Company to the SEC, in each case, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement (that indicates that all securities offered under this Registration Statement have been sold or that deregisters all securities then remaining unsold) shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing or furnishing of such documents.

Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Upon written or oral request, we shall provide without charge to each person, including any beneficial owner, a copy of any or all of the documents that are incorporated by reference to this Registration Statement but not delivered with this Registration Statement. You may request a copy of these filings by contacting us at ReTo Eco-Solutions, Inc., X-702, 60 Anli Road, Chaoyang District, Beijing, People’s Republic of China 100101, Attention: Chief Executive Officer, Telephone: (+86) 10-64827328.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

The Business Companies Act (Revised Edition) (the “Act”) allows a BVI company to indemnify any current or former director against any expense, judgment, fine or amount paid in settlement and reasonably incurred in connection with any legal, administrative or investigative proceedings brought against the director because the director served as a director of the company if: (i) the director acted honestly and in good faith and in what the director believed to be in the best interests of the company; and (iii) (in the case of criminal proceedings) the director had no reasonable cause to believe that the director’s conduct was unlawful.. A company will not indemnify a director in breach of its duty to act honestly and in good faith. Any indemnity given in breach of this is void and of no effect.

The Act allows a BVI company to pay any expenses incurred by any current or former director in defending any legal, administrative or investigative proceedings before the proceedings are finally concluded if the company is given an undertaking from, or on behalf of, the director to repay all amounts paid by the company if it is ultimately determined that the director is not entitled to be indemnified by the company.

Under the memorandum and articles of association of the Company (the “M&A”), any director of the Company who is interested in a transaction into which the Company has entered or will enter, must disclose the interest to all other directors of the Company and (i) may vote on a matter relating to that transaction; (ii) attend a meeting of directors at which a matter relating to the transaction arises and be included among the directors present at a meeting for the purposes of a quorum; and (iii) sign a document on behalf of the Company, or do any other thing in their capacity as a director that relates to the transaction.

We are permitted under the M&A to purchase directors and officers insurance for each of the directors and officers of the Company whether or not the Company has the power to indemnify that person under the M&A.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are filed with this Registration Statement.

Exhibit No.	Exhibit Description
4.1	ReTo Eco-Solutions, Inc. 2022 Share Incentive Plan (incorporated herein by reference to Exhibit 4.1 to our Registration Statement on Form S-8 (File No. 333-270355) filed on March 8, 2023).
4.2	Amendment No. 1 to ReTo Eco-Solutions, Inc. 2022 Share Incentive Plan (incorporated herein by reference to Exhibit 99.1 to our Report on Form 6-K (File No. 001-38307) filed on December 29, 2025).
4.3*	Specimen Class A Share Certificate.
5.1*	Opinion of Mourant Ozannes regarding the legality of the securities being registered.
23.1*	Consent of YCM CPA INC.
23.2*	Consent of Mourant Ozannes (included in Exhibit 5.1).
23.3*	Consent of Yuan Tai Law Offices
24.1*	Power of Attorney (included on the signature page).
107*	Filing Fee Table.

*	Filed herewith.

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, China, on the 4th day of February, 2026.

ReTo Eco-Solutions, Inc.

By:	/s/ Xinyang Li
Xinyang Li
Chief Executive Officer (Principal Executive Officer)

By:	/s/ Yue Hu
Yue Hu
Chief Financial Officer (Principal Financial and Accounting Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Xinyang Li as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments and registration statements filed pursuant to Rule 462(b) under the Securities Act of 1933) to this Registration Statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact and agent or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Form S-8 has been signed by the following persons in the capacities indicated on February 4, 2026.

Name	Title

/s/ Guangfeng Dai	Chairman of the Board, President, and Chief Operating Officer
Guangfeng Dai

/s/ Xinyang Li	Chief Executive Officer and Director
Xinyang Li	(Principal Executive Officer)

/s/ Yue Hu	Chief Financial Officer
Yue Hu	(Principal Financial Officer and Principal Accounting Officer)

/s/ Zhizhong Hu	Chief Technology Officer and Director
Zhizhong Hu

/s/ Tonglong Liu	Director
Tonglong Liu

/s/ Baoqing Sun	Director
Baoqing Sun

/s/ Lidong Liu	Director
Lidong Liu

/s/ Austin Huang	Director
Austin Huang

AUTHORIZED U.S. REPRESENTATIVE

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of ReTo Eco-Solutions, Inc., has signed this Registration Statement in New York, NY on February 4, 2026.

Authorized U.S. Representative

By:	/s/ Xinran Li
	Name:	Xinran Li